Exhibit 4

April 27, 2012

Nippon Steel Corporation

Representative:	Shoji Muneoka, President and Representative Director

Code Number:	5401

Media Contact:	Kazumasa Shinkai, Head of Department, General Administration Dept., General Administration Div.

(Telephone Number:	03-6867-4111)

Nippon Steel Announces an Amendment to its Articles of Incorporation

Related to its Trade Name and Other Provisions

At a meeting of the board of directors held today, Nippon Steel Corporation (“Nippon Steel”) adopted a resolution relating to an amendment to its Articles of Incorporation. In addition, this amendment to the Articles of Incorporation is conditioned on (i) approval at the annual shareholders’ meeting scheduled to be held on June 26, 2012 and (ii) the completion of the business integration between Nippon Steel and Sumitomo Metal Industries, Ltd. (“Sumitomo Metals”) planned to take place on October 1, 2012.

1. Purpose of the Amendment to the Articles of Incorporation

In connection with Nippon Steel’s planned business integration with Sumitomo Metals on October 1, 2012, Nippon Steel is to amend the provisions of its Articles of Incorporation related to its trade name, its business purpose, the number of authorized shares, the members of its board of directors and other matters.

Rule 802 Legend

(for those resident in the United States)

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgments.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in the open market or privately negotiated purchases.

2. Content of Amendment to the Articles of Incorporation

Please refer to the attached Exhibit for the content of the amendment to the Articles of Incorporation.

3. Schedule

May 15, 2012 (Tuesday) (planned)	Meeting of the board of directors to decide the convocation of the annual shareholders’ meeting

June 26, 2012 (Tuesday) (planned)	Annual shareholders’ meeting (including proposal for an amendment to the Articles of Incorporation)

October 1, 2012 (Monday) (planned)	Effective date of the amendment to the Articles of Incorporation (date of business integration with Sumitomo Metals)

[Exhibit]

(The underlined portions are to be amended.)

Current Articles of Incorporation	Proposed Amendments

Article 1. The name of the Company shall be Shin Nippon Seitetsu Kabushiki Kaisha. It shall be written in English NIPPON STEEL CORPORATION.	Article 1. The name of the Company shall be Shinnittetsu Sumikin Kabushiki Kaisha. It shall be written in English NIPPON STEEL & SUMITOMO METAL CORPORATION.

Article 2.

The objects of the Company shall be to carry on the following businesses:

(1) to (3) (Omitted)

(4) business related to urban development, and transaction and leasing of residential land and buildings;

(5) manufacture and sale of chemical products, electronic components, etc.;

(6) manufacture and sale of nonferrous metal, ceramics, carbon fibers, etc.;

(7) engineering and consultation related to the use and development of computer systems;

(8) freight transportation and warehousing;

(9) supply of electric power, gas, heat and other energy;

(10) disposal and recycling of waste;

(New item)

(11) management of cultural, welfare, sport and other facilities; and

(12) (Omitted)

Article 2.

The objects of the Company shall be to carry on the following businesses:

(1) to (3) (Not amended)

(Deleted)

(4) manufacture and sale of chemical products, electronic components, etc.;

(5) manufacture and sale of nonferrous metal, ceramics, carbon fibers, etc.;

(6) engineering and consultation related to the use and development of computer systems;

(7) freight transportation and warehousing;

(8) supply of electric power, gas, heat and other energy;

(9) disposal and recycling of waste;

(10) trading, leasing and intermediation of real properties;

(11) management of cultural, welfare, sport, training and other facilities; and

(12) (Not amended)

Article 5. The total number of shares which the Company has authority to issue shall be 9,917,077,000.	Article 5. The total number of shares which the Company has authority to issue shall be 20,000,000,000.

Article 11.

The general meeting of shareholders shall be convened and presided over by the President of the Company; provided, however, that in the case where the President of the Company is unable to act as such, one of the other Directors shall act in his or her place in accordance with a resolution by the Board of Directors.

Article 11.

The general meeting of shareholders shall be convened and presided over by the Chairman or the President of the Company; provided, however, that in the case where the Chairman and the President of the Company are unable to act as such, one of the other Directors shall act in his or her place in accordance with a resolution by the Board of Directors.

Article 15. The Company shall have not more than fifteen (15) Directors and a Board of Directors.	Article 15. The Company shall have not more than twenty (20) Directors and a Board of Directors.

Article 19. (Omitted) 2. The Board of Directors may, by resolution, appoint Executive Vice Presidents and Managing Directors from among the Directors.	Article 19. (Not amended) 2. The Board of Directors may, by resolution, appoint Vice Chairmen, Executive Vice Presidents and Managing Directors from among the Directors.

Article 20.

In convening a meeting of the Board of Directors, the notice to that effect shall be sent to each Director and each Corporate Auditor at least three (3) days in advance of the date of such meeting.

Article 20.

In convening a meeting of the Board of Directors, the notice to that effect shall be sent to each Director and each Corporate Auditor at least three (3) days in advance of the date of such meeting; provided, however, that in the case of an emergency, this period may be shortened.

Article 21.

The meeting of the Board of Directors shall be convened and presided over by the President of the Company; provided, however, that in the case where the President of the Company is unable to act as such, one of the other Directors shall act in his or her place in accordance with a resolution of the Board of Directors.

Article 21.

The meeting of the Board of Directors shall be convened and presided over by the Chairman or the President of the Company; provided, however, that in the case where the Chairman and the President of the Company are unable to act as such, one of the other Directors shall act in his or her place in accordance with a resolution of the Board of Directors.

Article 31. In convening a meeting of the Board of Corporate Auditors, the notice to that effect shall be sent to each Corporate Auditor at least three (3) days in advance of the date of such meeting.

Article 31.

In convening a meeting of the Board of Corporate Auditors, the notice to that effect shall be sent to each Corporate Auditor at least three (3) days in advance of the date of such meeting; provided, however, that in the case of an emergency, this period may be shortened.